Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY "[***]".

Execution Version

Dated 23 April 2025

THE NET-A-PORTER GROUP LIMITED
as Company and Borrower

and

RICHEMONT INTERNATIONAL HOLDING S.A.
as Lender

EUR 100,000,000
REVOLVING FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(EJZF/KXXT/MQYB)
587456019

1

23.	Notices	80

24.	Calculations and Certificates	81

25.	Partial Invalidity	81

26.	Remedies and Waivers	81

27.	Amendments and Waivers	81

28.	Confidential Information	84

29.	Governing Law	88

30.	Enforcement	88

2

THIS AGREEMENT is dated 23 April 2025 and made between:

(1)	THE NET-A-PORTER GROUP LIMITED, a private company with limited liability incorporated in England and Wales with registered number 03820604 having its registered office at 1 The Village Offices, Westfield Ariel Way, London, W12 7GF, as company and borrower (the “Company”);

(2)	RICHEMONT INTERNATIONAL HOLDING S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg registered with R.C.S. Luxembourg under number B 59.435 having its registered office at 35 Boulevard Prince Henri, Luxembourg, 1724 (the “Lender”); and

(3)	THE SUBSIDIARIES of the Parent (as defined below) listed in Schedule 1 (The Original Obligors) as original guarantors (the “Original Guarantors”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceleration Event” means any Event of Default in respect of which a written notice has been served by the Lender pursuant to clause 19.15 (Acceleration).

“Accounting Principles” means in respect of any person (either alone or including its Subsidiaries) the generally accepted accounting principles and practices of its jurisdiction of incorporation or IFRS.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with the Finance Documents and the terms set forth therein.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annual Financial Statements” has the meaning given to that term in Clause 17 (Information Undertakings).

“Anti-Corruption and Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption or money laundering (as applicable).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Closing Date to and including the date falling one month prior to the Termination Date.

“Available Commitment” means the Commitment minus (subject as set out below):

(a)	the amount of any outstanding Utilisations under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of any other Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date.

For the purposes of calculating the Available Commitment in relation to any proposed Utilisation under the Facility, the amount of any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from the Available Commitment.

“Available Facility” means, in relation to the Facility, the Available Commitment in respect of the Facility.

“Borrower” means the Company.

“Borrowings” means, at any time and without double counting, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group (on a consolidated basis) and the amount utilised under any asset-backed securities, factoring or forfaiting arrangements other than:

(a)	any indebtedness owed by a member of the Group to another member of the Group;

(b)	any other shareholder loan or other similar instrument subordinated to the satisfaction of the Lender; and

(c)	any indebtedness referred to in paragraph (g) of the definition of “Financial Indebtedness”.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Geneva, London, Luxembourg, Munich, Milan and any TARGET Day.

“Cash and Cash Equivalent Investments” means, at any time, cash and cash equivalent investments as reported in the consolidated financial statements of the Group.

“Change of Control” means:

(a)	any person or group of persons (other than a Permitted Investor) acting in concert gains (directly or indirectly) control of the Company, the Parent or the Ultimate Parent; or

(b)	the Ultimate Parent ceases to (beneficially, directly or indirectly) control 100 per cent. of the shares and voting rights in the Company or the Parent; or

(c)	the Parent ceases to (beneficially, directly or indirectly) control 100 per cent. of the shares and voting rights in the Company; or

(d)	the shares in the Ultimate Parent cease to be listed and publicly traded on the New York Stock Exchange.

For the purposes of limb (a) of this definition only:

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company, the Parent or the Ultimate Parent (as applicable) by any of them, either directly or indirectly, to obtain or consolidate control of the Company, the Parent, or the Ultimate Parent (as applicable); and

“control” means the holding of more than 50 per cent. of the shares and voting rights in the share capital of an entity.

For the purposes of limb (b) of this definition only, “control” shall be construed in accordance with Article 2359, paragraph 1, No. 1) and 2), of the Italian Civil Code (to the extent such control is in respect of an entity to which such laws apply).

“Clean-Up Date” means in respect of any Permitted Acquisition, the date falling 120 (one hundred twenty) days after the closing date of such Permitted Acquisition.

“Closing Date” means the date on which Completion occurs.

“Code” means the US Internal Revenue Code of 1986.

“CTA” means the Corporation Tax Act 2009.

“COMI” means, in relation to a person, its centre of main interest (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”) or any establishment (as that term is used in Article 2(10) of the Regulation) of that person.

“Commitment” means EUR 100,000,000 to the extent not cancelled or reduced under this Agreement.

“Commitment Letter” means the commitment letter entered into between the Lender and the Ultimate Parent dated 7 October 2024.

“Competitor” means any person that is, or is an Affiliate of, or is acting on behalf of a person that is a trade competitor whose business is similar to the business of the Group, provided that an Affiliate of a trade competitor shall only be treated as a “Competitor” if it can be identified as an Affiliate of a trade competitor after due enquiry provided that this shall not include (i) the Lender or an Affiliate of the Lender or (ii) any person or entity (or any of its Affiliates) which is a financial institution authorised by a financial services regulator within the European Union, United Kingdom or US whose principal business is arranging, underwriting and investing in debt.

“Completion” means the completion of sale and purchase of the shares in the Parent by the Ultimate Parent in accordance with clause 6 of the Share Purchase Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the MYT Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or the MYT Group, or any of their respective advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 28 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the MYT Group or any of their respective advisers; or

(c)	is known by the Lender before the date the information is disclosed to it in accordance with the introductory paragraph above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and the MYT Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Lender.

“Consolidated Adjusted EBITDA” means, in respect of any Relevant Period, the net income before finance expense (net), income taxes, and depreciation and amortization of the Group or the MYT Group, as applicable, adjusted to exclude other transaction-related, certain legal and other expenses, share-based compensation expense as well as any income resulting from a reversal of such expenses and other adjustments reported quarterly or annually (as the case may be) in the Ultimate Parent’s financial statements.

“Consolidated Pro Forma Adjusted EBITDA” means in relation to a Relevant Period, Consolidated Adjusted EBITDA for that Relevant Period adjusted by;

(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as Consolidated Adjusted EBITDA) of a member of the Group or the MYT Group, as applicable, (or attributable to a business or assets) acquired during that Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or the MYT Group, as applicable, or (as the case may be) prior to the acquisition of the business or assets; and

(b)	excluding the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as Consolidated Adjusted EBITDA) attributable to any member of the Group or the MYT Group, as applicable, (or to any business or assets) disposed of during that Relevant Period for that part of the Relevant Period prior to such disposal.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Dutch civil code (Burgerlijk Wetboek).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 19 (Events of Default).

“Excluded Jurisdiction” means the People’s Republic of China and Russia.

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office (if any) notified by that Lender to the Borrower in writing on or before the date of this Agreement, or by not less than five Business Days’ written notice, as the office through which it will perform its obligations under this Agreement.

“Fallback Interest Period” means three Months.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement, any Compliance Certificate, any Transaction Security Document, any Utilisation Request, the Commitment Letter and any other document designated as a “Finance Document” by the Lender and the Company.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability.

“Financial Covenant” means a covenant (whether described as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that requires any member of the MYT Group to (a) achieve or maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income, (b) maintain any relationship of any component of its capital structure to any other component thereof (including the relationship of indebtedness to total capitalisation or to net worth), or (c) maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness). For the avoidance of doubt, clauses 21.2(a) and 21.2(b) of the MYT Credit Facility (as in effect at the date of this Agreement) constitute Financial Covenants.

“Financial Half-Year” means the period commencing on the day immediately following one Half-Year Date and ending on the next occurring Half Year Date.

“Financial Indebtedness” means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance under any acceptance credit facility (or dematerialised equivalent);

(c)	any amount raised by the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction not of a type or nature contemplated in any other paragraph of this definition and classified as borrowings under IFRS;

(g)	any derivative transactions entered into in connection with protection against or benefit from fluctuation in any currencies, rates or prices (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) after the application of any netting shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in each case in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in one of the other paragraphs of this definition,

in each case and for the avoidance of doubt, excluding:

(i)	indebtedness arising under reverse factoring or other supply chain financing arrangements (including confirming lines); and

(ii)	any pension schemes or other post-employment benefit scheme liabilities, early retirement or termination obligations, pension fund liabilities, obligations or contributions or similar claims, employee benefit liabilities, obligations or contributions or social security or wage Taxes, accruals for payroll and other liabilities in the ordinary course of business, and/or obligations in connection with any fiscal unity.

“Financial Quarter” means the three-month accounting period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Financial Year” means the annual accounting period of the Group, ending on or about 31 March in each year or such other date as the Group may from time to time determine.

“Group” means the Parent and each of its Subsidiaries from time to time.

“Group Net Cash” means, at any time and without double counting, the aggregate amount of Cash and Cash Equivalent Investments held by members of the Group less the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time.

"Group Material Subsidiary” means, at any time:

(a)	an Obligor; and/or

(b)	any member of the Group (other than any member of the Group incorporated or established in an Excluded Jurisdiction) which has (in each case on an unconsolidated basis and excluding any intra-group items) (A) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Pro Forma Adjusted EBITDA) or (B) total assets representing 10 per cent. or more of the aggregated Pro Forma Adjusted EBITDA or aggregated gross assets of the Group, as applicable, provided that the following shall be excluded from the numerator and denominator when calculating that threshold:

(i)	in the case of the calculation of (A) consolidated earnings before interest, tax, depreciation and amortisation of that member of the Group and (B) the aggregated Pro Forma Adjusted EBITDA of the Group, any member of the Group with negative EBITDA; and

(ii)	any member of the Group incorporated in an Excluded Jurisdiction.

Compliance with the conditions set out in paragraph (b) above shall be determined on an annual basis by reference to the Compliance Certificate to be delivered in respect of any Annual Financial Statements.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with the Finance Documents and the terms set forth therein.

“Half-Year Date” means each of 30 September and 31 March, or such other dates as reflect the half-year and end-of-year dates for the then-applicable Financial Year of the Group.

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 30 days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements as in force at the date of this Agreement, including the UK adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006.

“Italian Banking Law” means Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

“Italian Civil Code” means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942, as amended, integrated and supplemented from time to time.

“Italian Guarantor” means any Guarantor incorporated or having its registered office in Italy.

"Italian Insolvency Code" means the Italian Legislative Decree No. 14 of 12 January 2019 (Codice della crisi d'impresa e dell'insolvenza), as amended and supplemented from time to time.

“Italian Usury Law” means Italian Law No. 108 of 7 March 1996, as amended, integrated and supplemented from time to time, and any related implementing regulations.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than 30 days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“ITA” means the Income Tax Act 2007.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means any investment in any Joint Venture, whether direct or indirect, including (without limitation):

(a)	any subscription for shares in such Joint Venture;

(b)	any lending to such Joint Venture;

(c)	any guarantee given in respect of the liabilities of such Joint Venture; and

(d)	any transfer of assets to such Joint Venture.

“Largenta Limited” means Largenta Limited, a private company with limited liability incorporated in England and Wales with registered number 07192057, having its registered office at 1 The Village Offices, Ariel Way, London, W12 7GF.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the limitations arising from sections 138 (Sittenwidriges Geschäft, Wucher) and 242 (Leistung nach Trau und Glauben) Civil Code (Bürgerliches Gesetzbuch);

(c)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(d)	the principle that the effectiveness of terms exculpating a party from liability or duties otherwise owed is prevented by Italian law in the event of fraud, gross negligence or violation of mandatory provisions of law; and

(e)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means 3.00 per cent. per annum, provided that if, following a MYT Group Refinancing the margin (howsoever described) under the MYT Credit Facility on the date of such MYT Group Refinancing (ignoring, for this purpose, any grace period provided under the MYT Credit Facility pursuant to which any margin ratchet, or equivalent, is not applicable for any period following effectiveness of the MYT Group Refinancing) (the “MYT Group Margin”) is greater than 2.00 per cent. per annum, the Margin for each Loan will be the percentage rate per annum which is the sum of:

(a)	the MYT Group Margin; and

(b)	1.00 per cent.

Any increase in the Margin pursuant to the foregoing proviso shall take effect immediately on the date on which the MYT Group Refinancing becomes effective.

“Material Adverse Effect” means an event or circumstance which (after taking account of all relevant circumstances) is materially adverse to:

(a)	the consolidated business, assets or financial condition of the Company and/or the Group taken as a whole;

(b)	the capacity of the Company or the Obligors taken together to perform their payment obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any Finance Document or of any material rights or remedies of the Lender under any Finance Document.

“Material Subsidiary” means, at any time:

(a)	an Obligor; and/or

(b)	any member of the MYT Group (other than any member of the MYT Group incorporated or established in an Excluded Jurisdiction) which has (in each case on an unconsolidated basis and excluding any intra-group items) (A) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Pro Forma Adjusted EBITDA) or (B) total assets representing 10 per cent. or more of the aggregated Pro Forma Adjusted EBITDA or aggregated gross assets of the MYT Group, as applicable, provided that the following shall be excluded from the numerator and denominator when calculating that threshold:

(i)	in the case of the calculation of (A) consolidated earnings before interest, tax, depreciation and amortisation of that member of the MYT Group and (B) the aggregated Pro Forma Adjusted EBITDA of the MYT Group, any member of the MYT Group with negative EBITDA; and

(ii)	any member of the MYT Group incorporated in an Excluded Jurisdiction.

Compliance with the conditions set out in paragraph (b) above shall be determined on an annual basis by reference to the Compliance Certificate to be delivered in respect of any Annual Financial Statements.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“MYT Credit Facility” means the senior secured revolving credit facility agreement, originally dated 1 March 2024 (as amended by the MYT Credit Facility 2024 Amendment Agreement), to which certain members of the MYT Group are party, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof (provided that if any replacement facility consists of multiple facilities, then the “MYT Credit Facility” shall be the single facility among such replacement facilities with the highest aggregate commitments).

“MYT Credit Facility 2024 Amendment Agreement” means the agreement amending the MYT Credit Facility dated 4 October 2024.

“MYT Group” means the Ultimate Parent and each of its Subsidiaries from time to time.

“MYT Group Refinancing” means a renewal, extension, restatement, replacement or refinancing of the MYT Credit Facility occurring after the date of this Agreement (excluding, for the avoidance of doubt, the amendments effected pursuant to the MYT Credit Facility 2024 Amendment Agreement).

“mytheresa.com GmbH” means mytheresa.com GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with its legal seat in Aschheim, district (Landkreis) Munich, having its registered office at Einsteinring 9, 85609 Aschheim and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under number HRB 135658.

“New Lender” has the meaning given to that term in Clause 20 (Changes to the Lenders).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.2 (Obligors’ Agent).

“OFS Services” means the provision by the Parent (or a member of the Group) of B2B services to certain luxury brands to set-up and power their own e-commerce destinations, including online and mobile store development, including, in each case, all related and supporting activities thereto.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

“Original Lender” means the Lender as at the date of this Agreement.

“Original Obligor” means the Company or an Original Guarantor.

“Parent” means Yoox Net-a-Porter Group S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy having its registered office at Via Morimondo 17, Milan, 20143, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano, Monza-Brianza, Lodi no. 02050461207.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” has the meaning given to that term in paragraph (B) of Clause 18.8 (Acquisitions).

“Permitted Disposal” has the meaning given to that term in paragraph (B) of Clause 18.5 (Disposals).

“Permitted Distribution” means the satisfaction of any distribution or dividend by the Parent pursuant to an issue of ordinary shares by the Parent.

“Permitted Factoring” means a factoring or similar arrangement:

(a)	existing on the Closing Date and any replacement thereof with the same (or lower) principal amount; or

(b)	provided that the aggregate amount raised under such arrangement does not exceed EUR 25,000,000 (or its equivalent in other currencies) at any time, of which not more than EUR 5,000,000 may be in respect of receivables sold on a recourse basis.

“Permitted Investor” means Ares Corporate Opportunities Fund IV, L.P., Ares Corporate Opportunities Fund III, L.P., CPP Investment Board (USRE) Inc. (provided that in each case, immediately prior to a Change of Control, such investor is a shareholder of the Ultimate Parent), and any other person approved by the Lender.

“Permitted Jurisdiction” means any jurisdiction unless subject to Sanctions.

“Permitted Reorganisation” means:

(a)	the disposal or discontinuation of the YOOX Business (including any related reorganisation measures or steps reasonably necessary to implement such disposal or implementation);

(b)	the disposal or discontinuation of the TON Business (including any related reorganisation measures or steps reasonably necessary to implement such disposal or implementation);

(c)	the discontinuation of OFS Services;

(d)	the solvent liquidation of Largenta Limited; or

(e)	the disposal, amalgamation, merger, corporate reconstruction or liquidation on a solvent basis of a member of the Group which is not a Material Subsidiary,

provided that, in each case, any payments or assets distributed as a result of such Permitted Reorganisation are distributed to other members of the Group (to the extent members of the Group are entitled to such distribution); and, if the entity proposed to be the subject of a Permitted Reorganisation: (i) had, immediately prior to the implementation of the proposed Permitted Reorganisation, created Transaction Security over any of its assets or business; (ii) has Transaction Security created over its shares (or equivalent); or (iii) granted a guarantee in favour of the Lender, the Lender will be entitled to benefit from the same or substantially equivalent guarantees and security over the same or substantially equivalent assets of, and the shares (or other ownership interests) in, the transferee, the surviving entity, or any substitute(s) thereof, as a result of such Permitted Reorganisation and the Parent shall take all steps necessary to create (or, where the asset is already subject to such Transaction Security, transfer subject to such Transaction Security) perfect and register such security, and shall deliver to the Lender such evidence as the Lender shall require of the due execution of the relevant Security Document.

“Permitted Security” has the meaning given to that term in paragraph (B) of Clause 18.4 (Negative pledge).

“Permitted Transaction” means any Financial Indebtedness, Security, Quasi-Security, guarantee, loan or credit (each a “Transaction”), provided that the aggregate of the principal amount of (i) all such Financial Indebtedness; (ii) the amount secured by such Security and/or Quasi-Security; (iii) the amount guaranteed by such guarantees; and (iv) the amount of all such loans or credit shall not, in aggregate, exceed EUR 150,000,000 (or its equivalent in other currencies), without double counting (including for the avoidance of doubt in respect of any arrangement involving more than one Transaction to the extent that any such Transaction does not result in any incremental additional exposure of the Group beyond that of a Transaction already taken into account).

“Pro Forma Adjusted EBITDA” means, in relation to a Relevant Period, Consolidated Pro Forma Adjusted EBITDA, however on an aggregated (i.e., unconsolidated) basis.

“Qualifying MYT Group Refinancing” means a MYT Group Refinancing entered into by one or more members of the MYT Group on arm’s length terms with one or more financial institutions where first-ranking guarantees are granted by one or more members of the Group in favour of the refinancing creditors.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year of the Group.

“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Quasi-Security” means an arrangement or transaction wherein any member of the Group:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction; and

(b)	any jurisdiction where it conducts its business.

“Relevant Market” means, in relation to euro, the European interbank market.

“Relevant Period” means each period of four consecutive Quarter Periods ending on a Quarter Date.

“Repeated Representations” means each of the representations set out in Clause 16.2 (Status) to Clause 16.6 (Validity and admissibility in evidence), Clause 16.10 (No Event of Default), Clause 16.12 (Financial Statements) (with respect to most recent financial statements only), Clause 16.14 (Ranking) and Clause 16.15 (Centre of main interests).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Richemont Group” means Compagnie Financière Richemont S.A. (or its successor entities) and each of its Subsidiaries from time to time (but excluding the Group).

“Richemont Support” means any transaction (including, without limitation, any loan, credit or guarantee, Security or Quasi-Security or letter of credit) existing as at the date of this Agreement and granted by any member of the Richemont Group directly or indirectly in relation to or arising out of an obligation or liability of any member of the Group (or of their employees, agents, advisers or persons otherwise connected with them).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	made or to be made to the Borrower for the purpose of refinancing that maturing Loan.

“Share Purchase Agreement” means the share purchase agreement, dated 7 October 2024, between, among others, Richemont Italia Holdings S.p.A as seller and the Ultimate Parent as the purchaser, relating to the sale and purchase of shares in the Parent.

“Sanctioned Country” means any country or other territory that is, or whose government is, subject to country-wide or territory-wide Sanctions (as at the date of this Agreement being, Cuba, Crimea/Sevastopol, Iran, North Korea, Sudan, South Sudan, Syria, the so-called People’s Republic of Donetsk, the so-called People’s Republic of Luhansk and the territories in Ukraine Kherson and Saporischschja).

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Luxembourg, Switzerland or the United Kingdom (b) any person operating, organised or resident in a Sanctioned Country; or (c) any person owned or controlled by any such person or persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. Government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and the Office of Export Enforcement of the U.S. Department of Commerce; or (b) the United Nations Security Council, the European Union, the Federal Republic of Germany, the United Kingdom (including His Majesty’s Treasury), Luxembourg, Switzerland (in particular, but not limited to the Federal Council, the State Secretariat for Economic Affairs (SECO) and the Federal Department of Foreign Affairs (FDFA)) or any other government, official institution, authority and/or agency with jurisdiction over any party to this Agreement and/or its Affiliates.

“Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Refinitv screen (or any replacement Refinitv page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Refinitv. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a land charge, mortgage, charge, pledge, lien, assignment or transfer for security purposes, retention and extended retention of title or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a day or time determined in accordance with Schedule 6 (Timetables).

“Specified Event of Default” means any circumstances constituting an Event of Default under any of:

(a)	Clause 19.1 (Non-payment) (upon expiry of any cure period);

(b)	Clause 19.6 (Insolvency); or

(c)	Clause 19.7 (Insolvency proceedings).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to it in Clause 11.1 (Definitions).

“Termination Date” means the sixth anniversary of the Closing Date.

“TON Business” means the online multi-brand store currently operated by the Group under the brand ‘The Outnet’ (and any successor band thereto and, where relevant, the regional version of such store).

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent to Initial Utilisation) and Schedule 3 (Conditions Subsequent), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Ultimate Parent” means MYT Netherlands Parent B.V. (to be re-named LuxExperience B.V.) a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) formed and existing under Dutch law, with its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered in the Trade Register of the Dutch Chamber of Commerce under registration number 74988441.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Guarantor” means a Guarantor that is incorporated, organised or formed under the laws of any state of the United States or the District of Columbia.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 4 (Form of Utilisation Request).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any value added tax imposed by the Value Added Tax Act 1994;

(c)	value added tax as provided for in the Dutch Value Added Tax Act 1968 (Wet op de Omzetbelasting 1968); and

(d)	any other tax of a similar nature, whether imposed in a member state of the European Union or in the United Kingdom in substitution for, or levied in addition to, such taxes referred to in paragraphs (a) to (c) above, or imposed elsewhere.

“YOOX Business” means the online multi-brand store currently operated by the Group under the “YOOX” brand (and any successor band thereto and, where relevant, the regional version of such store).

1.2	Construction

(A)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Company”, the “Lender”, any “Obligor”, the “Parent”, any “Party”, the “Ultimate Parent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Lender or, if not so agreed, is in the form specified by the Lender;

(iii)	“assets” includes present and future properties, objects, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“the date of this Agreement” refers to 23 April 2025;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to Zurich time.

(B)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(C)	Section, Clause and Schedule headings are for ease of reference only.

(D)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(E)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(F)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Company.

(G)	The representations and warranties in Clause 16.16 (Sanctions, Anti-Corruption and Anti-Money Laundering Laws and Anti-Terrorism) or the undertaking in Clause 18.9 (Anti-Corruption and Anti-Money Laundering Laws and Sanctions):

(i)	shall apply to any member of the Group only to the extent that giving or complying with such undertaking does not result in any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or a similar anti-boycott statute (the “Anti-Boycott Rules”); and

(ii)	shall, if the Lender notifies the Company to this effect, only apply for the benefit of the Lender to the extent that the compliance with it would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) any violation of, conflict with and/or liability under any Anti-Boycott Rules, and no other provision of this Agreement shall apply to any member of the Group or with respect to the Lender insofar as it would result in any violation of, conflict with, or liability under any Anti-Boycott Rules.

(H)	For the purposes of this Agreement, the term "ordinary course transactions" shall be determined in the context of a group of companies of a comparable size and sector to the Group undergoing a business transformation, including any corporate and financial restructuring while solvent. "Ordinary course transactions" shall therefore encompass actions and activities that are typically undertaken and reasonably expected within the scope of such a transformation process, reflecting the customary business practices appropriate to such circumstances.

1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Dutch terms

In this Agreement, where it relates to the Ultimate Parent or any other Dutch entity, any reference to:

(A)	all necessary action includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(B)	winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(C)	a moratorium includes surseance van betaling;

(D)	any step or proceeding taken in connection with insolvency proceedings includes having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(E)	a security interest includes, in respect of the Ultimate Parent or any other Dutch entity or in connection with any security in the Netherlands, a mortgage (hypotheek), a pledge (pandrecht), and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(F)	a liquidator includes a curator;

(G)	an administrative receiver includes a bewindvoerder;

(H)	a provisional liquidator includes a vereffenaar;

(I)	an arrangement or composition includes an akkoordprocedure buiten faillissement;

(J)	an attachment includes a beslag;

(K)	a subsidiary includes a dochtermaatschappij as defined in the Dutch Civil Code;

(L)	a similar official includes a restructuring expert (herstructureringsdeskundige) or observer (observator);

(M)	negligence means nalatigheid;

(N)	gross negligence means grove nalatigheid; and

(O)	wilful misconduct means bewuste roekeloosheid.

1.5	Personal Liability

No personal liability shall attach to any director, officer, employee or other individual for any representation or statement, or for signing or delivering a certificate, notice or other document on behalf of a member of the Group which proves to be incorrect in any way (and the Lender shall not take any action against such director, officer or employee or other individual), unless that person acted fraudulently, in which case any liability will be determined in accordance with applicable law. For the avoidance of any doubt, the Lender will not have any recourse to any natural person under, or in respect of any term of, any Finance Document, or otherwise (other than as set out above).

1.6	Italian Terms

In this Agreement, where it relates to an Italian Guarantor or any other Italian entity, any reference to:

(A)	a “liquidation”, “winding up”, “administration”, “dissolution” or the like includes, without limitation, any scioglimento or liquidazione and any other proceedings or legal concepts similar to the foregoing;

(B)	“insolvency” shall be construed in accordance with article 2, paragraph 1, letter b) (definizioni) of the Italian Crisis and Insolvency Code and/or article 3 of Legislative Decree No. 270 of 8 July 1999 (as amended from time to time);

(C)	a “proceeding” includes:

(i)	any voluntary or involuntary liquidation, winding-up, administration or dissolution, in each case other than on a solvent basis, judicial liquidation (liquidazione giudiziale), bankruptcy proceedings (fallimento); or

(ii)	any proceeding aimed at seeking the appointment of, or taking possession by a liquidator, commissioner, examiner, receiver, administrative receiver, administrator, insolvency administrator, custodian, judicial custodian, conservator or other similar official for any person or for all or any substantial part of that person's assets; or

(iii)	any procedura concorsuale, including bankruptcy proceedings (fallimento), judicial liquidation (liquidazione giudiziale), “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, concordato nella liquidazione giudiziale pursuant to articles 240 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, assignment for the benefit of creditors (cessione dei beni ai creditori) pursuant to article 1977 of the Italian Civil Code, and any similar arrangements relating to a substantial part of the creditors, and shall be construed so as to include any equivalent or analogous proceedings or legal concepts similar to the foregoing;

(D)	a “receiver”, “administrative receiver”, “liquidator”, “commissioner”, “examiner”, “administrator”, “insolvency administrator”, “custodian”, “judicial custodian”, “conservator” or the like includes, without limitation, a curatore, commissario giudiziale, esperto, commissario straordinario, commissario liquidatore, liquidatore, liquidatore giudiziale and any other person performing any office equivalent or analogous to the foregoing;

(B)	a “step” or “procedure” taken in connection with insolvency proceedings in respect of any person includes such person formally making a proposal to (i) assign its assets to creditors pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), (ii) enter into one or more arrangement pursuant to a certified recovery plan (piano attestato di risanamento) pursuant to article 56 of the Italian Insolvency Code, debt restructuring agreement (accordo di ristrutturazione dei debiti) under article 57 and ff. of the Italian Insolvency Code, accordo di ristrutturazione agevolato pursuant to article 60 of the Italian Insolvency Code, accordo di ristrutturazione ad efficacia estesa pursuant to article 61 of the Insolvency Code, moratorium agreement (convenzione di moratoria) pursuant to article 62 of the Italian Insolvency Code, (iii) enter into “blank” composition with creditors proceedings (concordato preventivo “in bianco”) pursuant to article 44 of the Italian Insolvency Code, composition with creditors proceedings (concordato preventivo) pursuant to articles 84 and ff. of the Italian Insolvency Code, forced administrative liquidation (liquidazione coatta amministrativa), restructuring plan subject to homologation (piano di ristrutturazione soggetto ad omologazione) pursuant to article 64-bis and ff. of the Italian Insolvency Code, simplified asset liquidation procedure (concordato semplificato per la liquidazione del patrimonio) pursuant to article 25-sexies and ff. of the Italian Insolvency Code, minor composition with creditors (concordato minore) pursuant to article 74 and ff. of the Italian Insolvency Code, amministrazione straordinaria delle grandi imprese in stato di insolvenza under Italian Legislative Decree No. 270 of 8 July 1999, as amended, or any amministrazione straordinaria under Italian Law No. 39 of 18 February 2004, (iv) approving a corporate resolution or filing a petition to enter into any of the aforementioned proceedings;

(E)	a “matured obligation” and any “obligation being due and payable” if used in reference to an Obligor incorporated in Italy includes, without limitation, any credito liquido ed esigibile and credito scaduto e dovuto;

(F)	“security” or “lien” if used in reference to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio (including the privilegio speciale pursuant to article 46 of the Italian Banking Law), fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale or other transactions having the same effect as each of the foregoing (including any finanziamento alle imprese garantito da trasferimento di bene immobile sospensivamente condizionato);

(G)	a “lease” includes, without limitations, a contratto di locazione, affitto, affitto d’azienda, affitto di ramo d’azienda and a comodato;

(H)	an “attachment” includes a pignoramento;

(I)	a “limited liability company” includes società a responsabilità limitata, società per azioni and any other limited liability company under Italian law, as the context may require;

(J)	a reference to “financial assistance” means unlawful financial assistance within the meaning of articles 2358 and/or 2474 of the Italian Civil Code as applicable;

(K)	a “Subsidiary” means any società controllata also within the meaning of article 2359, paragraph 1, No. 1) and 2) of the Italian Civil Code

(L)	“gross negligence” (or similar expression) shall be construed as the Italian expression colpa grave; and

(M)	“wilful misconduct” or “wilful breach” (or similar expressions) shall be construed as the Italian expression dolo.

1.7	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a revolving credit facility in an aggregate amount which is equal to the Commitment.

2.2	Obligors’ Agent

(A)	Each Obligor (other than the Company) by its execution of this Agreement irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents (and, in the case of an Italian Guarantor, as its agent with representative power (mandatario con rappresentanza) for the purposes of Italian law) and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions, to make the Repeated Representations on its behalf, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor (and, in the case of an Italian Guarantor, with specific power and authorisation to execute any contract with itself (contratto con se stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code); and

(ii)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests), made the Repeated Representations, or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(B)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards working capital requirements and other general corporate purposes of the Parent and its Subsidiaries (including the assets, operations and/or businesses of the Parent and each of its Subsidiaries, to the extent such assets, operations and/or businesses have been migrated within the MYT Group), in each case, excluding (whether direct or indirect) any application of amounts in connection with:

(A)	any acquisition of a company or any shares or securities or a business or undertaking by any member of the MYT Group;

(B)	any Joint Venture Investment;

(C)	the financing of any distribution by any member of the Group to a person which is not a member of the Group (including, without limitation any dividend recapitalisation); and

(D)	any payment in respect of any borrowings of any member of the MYT Group (including, without limitation, the payment of fees in respect thereof and any debt purchase or repurchase transaction).

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Lender’s obligation to lend) in relation to any Utilisation, if the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to Initial Utilisation) and in form and substance satisfactory to the Lender. The Lender shall notify the Company promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Lender’s obligation to lend) in relation to a Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(A)	other than in the case of a Rollover Loan:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	in relation to the first Utilisation, all the representations and warranties in Clause 16 (Representations) or, in relation to any other Utilisation, the Repeated Representations made by each Obligor are true in all material respects (unless the representation is already qualified by materiality), or

(B)	in the case of a Rollover Loan:

(i)	no Event of Default is continuing or would result from the proposed Rollover Loan; and

(ii)	the Repeated Representations made by each Obligor are true in all material respects (unless the representation is already qualified by materiality).

4.3	Maximum number of Utilisations

The Company may not deliver a Utilisation Request if, as a result of the proposed Utilisation, six or more Loans would be outstanding.

SECTION 3
UTILISATION

5.	Utilisation - Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(A)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(B)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(A)	The currency specified in a Utilisation Request must be EUR.

(B)	The amount of the proposed Utilisation must be a minimum of EUR 10,000,000 or, if less, the Available Facility.

5.4	Lender’s obligation to lend

If the conditions set out in this Agreement have been met, and subject to Clause 6.1 (Repayment of Loans), the Lender shall make each Loan available by the Utilisation Date.

5.5	Cancellation of Commitment

Any amount of the Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

5.6	Clean down

The aggregate outstanding amount of all Loans shall not exceed EUR 20,000,000 for a period of not less than three successive days in each of its Financial Half-Years. Not less than 12 weeks shall elapse between two such periods.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(A)	Subject to paragraph (B) below, the Borrower shall repay each Loan on the last day of its Interest Period.

(B)	Without prejudice to the Borrower’s obligation under paragraph (A) above, if one or more Loans are to be made available to the Borrower under the Facility:

(i)	on the same day that a maturing Loan is due to be repaid by the Borrower; and

(ii)	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall, unless the Company notifies the Lender to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(a)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under Clause 21.1 (Payments to the Lender) in an amount in the relevant currency equal to that excess; and

(2)	the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan and the Lender will not be required to make a payment under Clause 21.1 (Payments to the Lender) in respect of the new Loans; and

(b)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 21.1 (Payments to the Lender); and

(2)	the Lender will be required to make a payment under Clause 21.1 (Payments to the Lender) in respect of the new Loans only to the extent that the new Loans exceed the amount of the maturing Loan and the remainder of the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the maturing Loan.

7.	Prepayment and Cancellation

7.1	Illegality

If, in any applicable jurisdiction, at any time, it is or will become unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain any Utilisation or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(A)	the Lender shall promptly notify the Company upon becoming aware of that event;

(B)	upon the Lender notifying the Company, the Available Commitment will be immediately cancelled; and

(C)	the Borrower shall repay the Utilisations on the last day of the Interest Period for each Utilisation occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled.

7.2	Exit

(A)	Upon the occurrence of:

(i)	a Change of Control;

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions (other than a Permitted Reorganisation); or

(iii)	the sale of all or substantially all of the assets of the MYT Group whether in a single transaction or a series of related transactions,

(each an “Exit Event”), the Company shall promptly notify the Lender upon becoming aware of that event, and:

(a)	the Lender shall not be obliged to fund a Utilisation; and

(b)	if the Lender so requires and notifies the Company within 30 days of the Company notifying it of the Exit Event, the Lender shall, by notice to the Company (the “Cancellation Notice”) cancel the Commitment and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become due and payable on the date falling 30 days after the date of the Cancellation Notice.

7.3	Voluntary cancellation

The Company may, if it gives the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (but if in part, being a minimum amount of EUR 1,000,000 or a higher integral multiple of EUR 100,000) of the Available Facility.

7.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Amount of the Loan by a minimum amount of EUR 1,000,000 or a higher integral multiple of EUR 100,000).

7.5	Restrictions

(A)	Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Prepayment and Cancellation) or Clause 18.18 (Value transfer) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(B)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(C)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(D)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(E)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

(F)	If all or part of a Utilisation under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitment (equal to the amount which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5
COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(A)	Margin; and

(B)	EURIBOR.

8.2	Payment of interest

(A)	The Borrower shall pay accrued interest on each Loan on the last day of its Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(B)	Subject to paragraph (C) below, accrued interest on each Loan shall be payable by the Borrower in cash.

(C)	Subject to paragraph (D) below, if, not less than five Business Days prior to any Interest Payment Date, the Company delivers a certificate to the Lender signed by two directors of the Company confirming that a PIK Toggle Event has occurred in relation to such Interest Payment Date (which certificate shall be accompanied by reasonably detailed supporting calculations and, where applicable, three-month projections of Net Group Cash):

(i)	an amount of accrued interest equal to the PIK Cash Pay Amount (if any) shall be payable in cash; and

(ii)	an amount of accrued interest equal to the PIK Amount shall not be payable in cash and shall instead be capitalised and thereafter constitute a Loan made available by the Lender under the Facility with its Utilisation Date being the Interest Payment Date and with an Interest Period equal to the Fallback Interest Period (or, if shorter, the period from such Interest Payment Date to the Termination Date), and the Borrower’s obligation to pay the Accrued Interest Amount pursuant to paragraph (A) above shall be satisfied by such payment and/or capitalisation in accordance with this paragraph (C).

(D)	Paragraph (C) above shall not apply in respect of any accrued interest which becomes payable pursuant to Clause 7 (Prepayment and Cancellation) or Clause 19.15 (Acceleration) or in respect of any Interest Payment Date falling on or after the end of the Availability Period.

(E)	For the purpose of this Clause 8.2:

“Accrued Interest Amount” means, in relation to any Loan, the amount of accrued interest payable on its Interest Payment Date pursuant to paragraph (A) above.

“PIK Cash Pay Amount” means, in relation to a Loan in respect of which a PIK Toggle Event has occurred as a result of the condition in paragraph (ii) of the definition thereof being satisfied, an amount equal to the maximum amount of accrued interest which the Borrower could pay in cash on the Interest Payment Date without such condition being satisfied (provided that such amount may not be greater than the Accrued Interest Amount nor less than zero).

“Interest Payment Date” means, in relation to a Loan, the date on which accrued interest becomes due on that Loan pursuant to paragraph (A) above.

“PIK Amount” means, in relation to a Loan in respect of which a PIK Toggle Event has occurred:

(i)	if the PIK Toggle Event has occurred as a result of the condition in paragraph (i) of the definition thereof being satisfied, an amount equal to the Accrued Interest Amount; or

(ii)	otherwise, an amount equal to the Accrued Interest Amount less the PIK Cash Pay Amount.

a “PIK Toggle Event” shall occur in relation to a Loan if either (i) on its Interest Payment Date, Net Group Cash is below EUR 25,000,000, or (ii) the payment by the Borrower in cash of all accrued interest on such Loan which would otherwise be due pursuant to paragraph (A) above would cause Net Group Cash to fall below EUR 25,000,000 on such Interest Payment Date or at any time in the three months immediately following such Interest Payment Date (as determined by the Company acting in good faith on the basis of reasonable assumptions).

8.3	Default interest

(A)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 1.00 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(B)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

8.5	Italian law

Notwithstanding anything to the contrary in the Finance Documents, in the case of an Italian Guarantor:

(A)	the Parties mutually acknowledge that the rate of interest applicable to any Loan advanced to, or guaranteed by, an Italian Guarantor under this Agreement (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 8.3 (Default interest)) determined as of the date of this Agreement is in compliance with the Italian Usury Law;

(B)	in any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law after the date of this Agreement, the rate of interest applicable to any Loan advanced to, or guaranteed by, an Italian Guarantor under this Agreement (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 8.3 (Default interest)) at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Loan shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement; and

(C)	the amount of interest on overdue amounts payable by such Italian Guarantor in respect of such Loan under this Agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Italian Civil Code, article 120 of the Italian Banking Law (to the extent applicable) and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.

9.	Interest Periods

9.1	Selection of Interest Periods

(A)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(B)	Subject to this Clause 9, the Borrower may select an Interest Period of three or six Months or any other period agreed between the Company and the Lender (in relation to the relevant Loan).

(C)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(D)	Each Interest Period for a Loan shall start on the Utilisation Date.

(E)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

(A)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(B)	Shortened Interest Period: If no Screen Rate is available for EURIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition of “EURIBOR”.

(C)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (B) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for EURIBOR for:

(i)	the currency of that Loan; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR shall be the Historic Screen Rate for that Loan.

(D)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (C) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(E)	Fallback rate of interest: If paragraph (D) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Company and the Lender shall enter into discussions in good faith for a period of not more than 10 Business Days with a view to agreeing a substitute basis for determining the rate of interest.

10.2	Break Costs

(A)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(B)	The Lender shall, as soon as reasonably practicable after a demand by the Company, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax Gross-Up and Indemnities

11.1	Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which where it relates to a Treaty Lender that is not the Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as the Lender and is filed with HM Revenue & Customs within 30 days of that date.

“Protected Party” means the Lender if it is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to the execution of a Finance Document and/or a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(A)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(a)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

(B)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils any other conditions that must be fulfilled under the Treaty for full exemption from United Kingdom taxation on interest which relate to the Lender, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption for tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means a Lender which is not the Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(A)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(C)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(D)	A payment shall not be increased under paragraph (C) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if on the date on which the payment falls due:

(i)	the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the Lender is a Qualifying Lender solely by virtue of paragraph (A)(ii) of the definition of “Qualifying Lender” and:

(a)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(b)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the Lender is a Qualifying Lender solely by virtue of paragraph (A)(ii) of the definition of “Qualifying Lender” and:

(a)	the Lender has not given a Tax Confirmation to the Company; and

(b)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under paragraph (G) or (H) (as applicable) below.

(E)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(F)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(G)

(i)	Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)	A Treaty Lender which is not the Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as the Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(H)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (G)(ii) above and:

(i)	the Borrower has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower has made a Borrower DTTP Filing in respect of that Lender but:

(a)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(b)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(c)	HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and, in each case, the Borrower has notified the Lender in writing, the Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(I)	If the Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (G)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of the Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(J)	The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Lender.

(K)	A UK Non-Bank Lender shall promptly notify the Company if there is any change in the position from that set out in the Tax Confirmation.

11.3	Tax indemnity

(A)	The Company shall (within three Business Days of demand by a Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(B)	Paragraph (A) above shall not apply:

(i)	with respect to any Tax assessed on a Lender:

(a)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Lender’s Facility Office (if any) is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)	to the extent a loss, liability or cost:

(a)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up);

(b)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (D) of Clause 11.2 (Tax gross-up) applied; or

(c)	relates to a FATCA Deduction required to be made by a Party.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(A)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(B)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor. For the avoidance of doubt, the Lender is not obliged to grant access to or disclose to the Obligor or a third party any internal books or records for purposes of this Clause 11.4.

11.5	Lender status confirmation

A Lender which is not the Original Lender shall indicate, in the documentation which it executes on becoming a Party as the Lender, without liability to any Obligor, which of the following categories it falls in:

(A)	not a Qualifying Lender;

(B)	a Qualifying Lender (other than a Treaty Lender); or

(C)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 11.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Company which category applies. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as the Lender shall not be invalidated by any failure of a Lender to comply with this Clause 11.5.

11.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than any such Taxes incurred in connection with the establishment of the Transaction Security), except where such cost, loss or liability is incurred in relation to any Italian stamp duty, registration or other similar Tax which arises: (i) in connection with an assignment or transfer by a Lender of its rights and obligations under this Agreement; or (ii) upon a voluntary registration of the Finance Documents made by any Lender only if such registration is: (x) not necessary to maintain, preserve, establish, enforce, perfect or protect any of the rights of any Lender under the Finance Documents; and (y) not required by any competent Tax administration or supervisory body.

11.7	VAT

(A)	All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(B)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(C)	Any reference in this Clause 11.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by a member state of the European Union) or any similar provision outside the European Union).

(D)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party’s VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

11.8	FATCA information

(A)	Subject to paragraph (C) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(B)	If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(C)	Paragraph (A) above shall not oblige the Lender to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(D)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (C) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.9	FATCA Deduction

(A)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(B)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Lender.

11.10	Conduct of business by the Lender

No provision of this Agreement will:

(A)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(B)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(C)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

12.	Increased Costs

12.1	Increased costs

(A)	Subject to Clause 12.3 (Exceptions) the Company shall, within 10 Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

in each case made after the date of this Agreement or, if later, the date on which the relevant Lender became a Lender.

(B)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

(A)	If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs), it shall notify the Company of the event giving rise to the claim.

(B)	The Lender shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(A)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (B) of Clause 11.3 (Tax indemnity) applied); and

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(B)	In this Clause 12.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).

13.	Other Indemnities

13.1	Currency indemnity

(A)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 10 Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(B)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(C)	funding, or making arrangements to fund a Utilisation requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

14.	Mitigation by the Lender

14.1	Mitigation

(A)	The Lender shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross-Up and Indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.

(B)	Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2	Limitation of liability

(A)	The Company shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1 (Mitigation).

(B)	The Lender is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	Costs and Expenses

15.1	Amendment costs

If:

(A)	an Obligor requests an amendment, waiver or consent; or

(B)	an amendment is required pursuant to Clause 21.5 (Change of currency),

the Company shall, within five Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees, subject to a cap if so agreed) reasonably incurred by the Lender in responding to, evaluating, negotiating, or complying with or implementing that request, or requirement or actual or contemplated agreement.

15.2	Italian law Transaction Security costs

The Lender shall bear the registration tax and notary fees incurred in connection with the execution and registration: (i) of any Transaction Security Document in Schedule 2 (Conditions Precedent to Initial Utilisation) which is governed by Italian law; and (ii) any document for the confirmation and/or extension of any Security expressed to be governed by Italian law.

15.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	Representations

16.1	General

Each Obligor makes the representations and warranties set out in this Clause 16 to the Lender, other than the representation and warranty contained in Clause 16.17 (Segregation of assets or revenues) which is made only by any Obligor incorporated in Italy.

16.2	Status

(A)	It and each of its Subsidiaries is a corporation, limited liability company or partnership with limited liability, duly incorporated or, in the case of a partnership, established and validly existing under the law of its jurisdiction of incorporation.

(B)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3	Binding obligations

(A)	The obligations expressed to be assumed by it in each Finance Document are, subject to Legal Reservations), legal, valid, binding and enforceable obligations.

(B)	Without limiting the generality of paragraph (A) above, each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

16.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(A)	any law or regulation applicable to it;

(B)	its constitutional documents; or

(C)	any agreement or instrument binding upon it or any of its assets to the extent such conflict has or is reasonably likely to have a Material Adverse Effect.

16.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.6	Validity and admissibility in evidence

(A)	Subject to the Legal Reservations, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will at the required date be) obtained or effected and are (or will be) in full force and effect.

(B)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

16.7	Governing law and enforcement

Subject to the Legal Reservations:

(A)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction; and

(B)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.8	No filing or stamp taxes

Subject to the Legal Reservations, and other than in the case of the Transaction Security Documents, under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except, with respect to Italy only:

(A)	Finance Documents for which notarisation is required by the Italian Civil Code;

(B)	any filing, recording on enrolling in relation to the Transaction Security, which is necessary to perfect the same and which will be made in accordance with the relevant Transaction Security Documents;

(C)	in any “case of use” (caso d’uso), including the filing, recording or enrolment of any Finance Document with any Italian judicial authority (when carrying out any administrative activity) or administrative authority (unless such filing is mandatory at law);

(D)	on voluntary registration (registrazione volontaria) of any Finance Document with the Italian tax authority;

(E)	in the event any of the provisions of the Finance Document is mentioned (according to the enunciazione principle) in any separate document entered into between the same parties (alone or together with other parties) which have not been previously registered and in respect of which any of the conditions described at paragraphs (A) to (D) above is met; or

(F)	where any Finance Document is enforced in Italy either by way of a direct court judgment or an exequatur of a judgment rendered outside Italy.

16.9	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is:

(A)	a Qualifying Lender:

(i)	falling within paragraph (A)(i) of the definition of “Qualifying Lender”; or

(ii)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (A)(ii) of the definition of “Qualifying Lender”; or

(iii)	falling within paragraph (B) of the definition of “Qualifying Lender”; or

(B)	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

16.10	No Event of Default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

16.11	No Material Adverse Effect

Since the Closing Date, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

16.12	Financial Statements

The most recent financial statements delivered pursuant to Clause 17.1 (Financial statements):

(A)	have been prepared in accordance with the currently applicable Accounting Principles; and

(B)	give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited), the Parent’s or the Ultimate Parent’s (as applicable) consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate (but, in the case of unaudited accounts, subject to year-end adjustments and only judged by a standard expected of unaudited management accounts).

16.13	No proceedings

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are likely expected to be adversely determined and, if so adversely determined, would have or reasonably be likely to have a Material Adverse Effect have been started or threatened in writing against it or any member of the Group.

16.14	Ranking

(A)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(B)	The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

16.15	Centre of main interests

For the purposes of regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the COMI of the Parent is situated in Italy and the COMI of any Obligor (other than any Italian Guarantor) is situated in its Original Jurisdiction.

16.16	Sanctions, Anti-Corruption and Anti-Money Laundering Laws and Anti-Terrorism

(A)	Each Obligor and each other member of the Group has implemented and will maintain in effect policies and procedures designed to ensure compliance by it with Anti-Corruption and Anti-Money Laundering Laws and Sanctions applicable to it.

(B)	Neither the Company, nor the Obligors or its Subsidiaries or their respective directors, employees or agents have been charged by a competent court nor are currently under formal investigation for any compliance violations related to Anti-Corruption, Anti-Money Laundering Laws and/or applicable Sanctions applicable to it, and are not engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.

(C)	None of:

(i)	the Obligors or any Subsidiary or any of their respective directors, employees or agents; or

(ii)	an agent of the Borrower or a Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby,

is, at the date hereof, a Sanctioned Person or is owned or controlled by a Sanctioned Person.

16.17	Segregation of assets or revenues

No Obligor incorporated in Italy, including, without limitation, an Italian Guarantor, shall segregate assets or revenues pursuant to article 2447-bis (Patrimoni destinati a uno specifico affare) of the Italian Civil Code, letter (a) and (b), without the prior written consent of the Lender.

16.18	Times when representations made

(A)	All the representations and warranties in this Clause 16 are made by each Original Obligor on the Closing Date.

(B)	The Repeated Representations are made by each Obligor on the date of each Utilisation Request and on the first day of each Interest Period.

(C)	All the Repeated Representations are made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(D)	Each Repeated Representation deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the Repeated Representation is deemed to be made.

17.	Information Undertakings

The undertakings in this Clause 17 remain in force from the Closing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Any undertakings set out in Clauses 17.1 (Financial statements) to 17.6 (Notification of default) are subject to Clause 17.7 (Exceptions).

In this Clause 17:

“Annual Compliance Statement” means the Compliance Certificate to be delivered together with each set of Annual Financial Statements pursuant to paragraph (A) of Clause 17.2 (Provision and contents of Compliance Certificate).

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (A) of Clause 17.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (B) of Clause 17.1 (Financial statements).

17.1	Financial statements

The Company shall supply to the Lender:

(A)	as soon as they are available, but in any event within 180 days after the end of each of the Parent’s Financial Years, the Group’s consolidated financial statements (which, if required to be audited pursuant to local law, shall be audited); and

(B)	as soon as they are available, but in any event within 50 days after the end of each of the Parent’s Financial Quarters, the Group’s consolidated financial statements for that Financial Quarter.

17.2	Provision and contents of Compliance Certificate

(A)	The Company shall supply a Compliance Certificate to the Lender with each set of Annual Financial Statements and each set of Quarterly Financial Statements delivered pursuant to Clause 17.1 (Financial statements) above which shall:

(i)	include a list of all Material Subsidiaries and all Group Material Subsidiaries; and

(ii)	confirm the amount of Group Net Cash as at the end of such Financial Year or Financial Quarter, as applicable.

(B)	Each Compliance Certificate shall be signed by two directors of the Company.

17.3	Requirements as to financial statements

(A)	Each set of financial statements delivered by the Company pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(B)	The Company shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in effect as at the Closing Date for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Lender a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices in effect as at the Closing Date. Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as so adjusted.

17.4	Qualifying MYT Group Financing

The Company shall supply to the Lender details of any proposed Qualifying MYT Group Refinancing (as soon as reasonably practicable and, in any event, not less than 20 Business Days prior to the signing thereof), including:

(A)	copies of draft transaction documentation;

(B)	once in agreed form, final transaction documentation; and

(C)	such information as the Lender may reasonably request in connection with Clause 27.2 (Exception: Qualifying MYT Group Refinancing).

17.5	Information: miscellaneous

The Company shall supply to the Lender:

(A)	at the same time as they are dispatched, copies of all documents dispatched by the Ultimate Parent to its shareholders generally (or any class of them) or dispatched by the Ultimate Parent, the Parent, the Company or any other Obligor to their respective creditors generally (or any class of them) (including, without limitation, pursuant to the MYT Credit Facility);

(B)	promptly, upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings or any material judgement which would have or reasonably be likely to have a Material Adverse Effect;

(C)	promptly, such further information regarding the financial condition, assets, business and operations of the Group and/or any member of the Group as the Lender may reasonably require; and

(D)	promptly, such further information as the Lender may reasonably require regarding any assets subject to Transaction Security in favour of the Lender and the compliance of any Obligor with any Transaction Security Document.

17.6	Notification of default

(A)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(B)	Promptly upon a request by the Lender, the Company shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.7	Exceptions

(A)	The undertakings included in this clause 17 (Information Undertakings) shall not apply to the extent that the information delivered is subject to mandatory statutory restrictions under applicable securities law and inside information rules, including, without limitation, where the relevant information constitutes “inside information” within the meaning of article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “EU Market Abuse Regulation”) and the disclosure of such information would be unlawful pursuant to article 10 of the EU Market Abuse Regulation or pursuant to any other applicable mandatory law.

(B)	The Lender shall have the right to request (by notifying in writing the Company and following such request a “Public Side Lender”, which request shall be revocable at any time in the event that the Lender elects to cease to be a Public Side Lender) to not receive any non-public information or inside information with respect to the shareholders of the Parent, the Company, any of their respective holding companies or any member of the Group (or their respective securities) (“Non Public Information”). No Default or Event of Default shall occur as a result from not providing Non Public Information to the Lender for such time as it is a Public Side Lender.

18.	General Undertakings

Subject to Clause 27.2 (Exception: Qualifying MYT Group Refinancing), the undertakings in this Clause 18 remain in force from the Closing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Authorisations

Each Obligor shall promptly:

(A)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(B)	supply copies (certified if required under applicable law) to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws

Each Obligor shall comply in all respects with all laws (including environmental laws) to which it may be subject, if failure so to comply would have a Material Adverse Effect.

18.3	Financial Indebtedness

(A)	Except as permitted under paragraph (B) below, no Obligor shall incur or allow to remain outstanding any Financial Indebtedness.

(B)	Paragraph (A) above does not apply to any Financial Indebtedness listed below:

(i)	arising under derivative transactions entered into in connection with protection against fluctuation in any currencies, rates or prices where the exposure arises in the ordinary course of business or in respect of payments to be made under this Agreement, but not any transaction for investment or speculative purposes;

(ii)	arising under Finance Leases the outstanding principal amount of which does not exceed at any time in aggregate EUR 7,500,000 (or its equivalent in other currencies) in addition to Finance Leases existing at the date of the agreement;

(iii)	arising under any intra-Group financing;

(iv)	of any person or business that becomes a part of the Group after the Closing Date in connection with any Permitted Acquisition (as defined below), provided that:

(a)	such Financial Indebtedness existed at the time such person or business became a part of the Group (or is drawn under any facility in existence at the date such person or business became a part of the Group) and was not incurred or increased in anticipation thereof (and any refinancing, refunding, renewal or extension thereof); and

(b)	such Financial Indebtedness is discharged within six months from the date upon which such person or business becomes a part of the Group (unless such Financial Indebtedness is permitted to remain outstanding pursuant to any other term of the Agreement);

(v)	incurred under any instrument issued to or for the benefit of current, former or future management or employees of any member of the Group in respect of any bonus or similar payment and Financial Indebtedness arising in connection with any deposit or advance of funds with or to the Group by a trust or other entity in respect of any MEP, incentive scheme or similar arrangement;

(vi)	under supplier financing or similar arrangements entered into in the ordinary course of business (including any such arrangements subsisting in any entity acquired pursuant to an acquisition permitted by the terms of this Agreement);

(vii)	arising pursuant to the MYT Credit Facility on or following a Qualifying MYT Group Refinancing;

(viii)	arising pursuant to any Permitted Factoring;

(ix)	arising pursuant to a guarantee which is permitted to be incurred and remain outstanding pursuant to Clause 18.11 (Guarantees);

(x)	existing on the Closing Date and any replacement thereof with the same (or lower) principal amount; or

(xi)	not permitted by the preceding paragraphs and which is a Permitted Transaction.

18.4	Negative pledge

(A)	Except as permitted under paragraph (B) below, no Obligor shall create or permit to subsist any Security or (as the case may be) Quasi-Security, over any of its assets with respect to any Financial Indebtedness.

(B)	Paragraph (A) above does not apply to any Security or (as the case may be) Quasi-Security listed below (each a “Permitted Security”):

(i)	any Security or Quasi-Security existing as at the Closing Date and any replacement thereof (except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount secured as at the Closing Date);

(ii)	any Security or Quasi-Security (including any netting or set-off arrangement) arising under the general business conditions of banks or financial institutions in the ordinary course of the banking arrangements of the Group;

(iii)	any netting or set-off arrangement pursuant to any derivative transaction permitted by paragraph (B)(i) of Clause 18.3 (Financial Indebtedness);

(iv)	any Security or Quasi-Security arising by operation of law and in the ordinary course of business;

(v)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the Closing Date if:

(a)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(b)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(c)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset by a member of the Group (unless such Security or Quasi-Security is permitted to remain outstanding pursuant to the terms of this Agreement);

(vi)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(vii)	any Security or Quasi-Security required by law or good corporate governance/judgement of a prudent businessman for the establishment or maintenance of intra-group liabilities in order to comply with capital maintenance and equivalent provisions;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor in the ordinary course of business on supplier’s standard or usual terms and not arising as a result of any default or omission by any Obligor;

(ix)	any Security or Quasi-Security customarily provided over accounts or receivables or related assets in relation to any Permitted Factoring;

(x)	any Security or Quasi-Security arising as a consequence of or in connection with a Finance Lease or a sale and lease back arrangement not prohibited under the terms of this Agreement;

(xi)	payments into court or any Security or Quasi-Security arising in connection with any legal proceedings being contested by any member of the Group in good faith (including Security arising under any court order or injunctions or security for costs);

(xii)	arising in connection with the MYT Credit Facility on or following a Qualifying MYT Group Refinancing; or

(xiii)	not permitted by the preceding paragraphs and which is a Permitted Transaction, provided that if such Security or Quasi-Security is granted over any assets subject to Transaction Security, such Security or Quasi-Security is granted on a contractually subordinated basis to the Transaction Security.

18.5	Disposals

(A)	Except as permitted under paragraph (B) below, no Obligor shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, license, transfer or otherwise dispose of any asset.

(B)	Paragraph (A) above does not apply to any sale, lease, licence, transfer or other disposal listed below (each a “Permitted Disposal”):

(i)	of trading stock or cash in the ordinary course of business;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality in the context of the business of the Group (other than for Cash and Cash Equivalent Investments);

(iii)	of assets by a member of the Group to another member of the Group, which in the case of a disposal from an Obligor to a member of the Group which is not an Obligor shall be at arm’s length terms;

(iv)	of receivables disposed as part of a Permitted Factoring;

(v)	of assets by way of any Finance Lease and sale and lease back arrangements not prohibited under the terms of this Agreement;

(vi)	the exchange of assets (other than shares in or the business of any Obligor) for or for investment in other assets comparable or superior as to type, value or quality in the context of the business of the Group;

(vii)	any disposal of assets which are obsolete for the purpose for which such assets are normally utilised or which are surplus to the business in which they were employed;

(viii)	disposals of securities in the ordinary course of treasury transactions;

(ix)	any disposal to which any member of the Group is contractually committed as at the Closing Date;

(x)	any disposal of assets in connection with a Permitted Reorganisation; or

(xi)	of any assets the book value of which (when aggregated with the book value of any other asset being the subject of any other sale, lease, transfer or other disposal not allowed under the preceding paragraphs) in any calendar year (at the time the respective agreement for the disposal is entered into), does not exceed 10 per cent. of the Group’s consolidated total assets as set out in the most recently available financial statements of the Group.

18.6	Merger

(A)	No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(B)	Paragraph (A) above does not apply to:

(i)	any sale, lease, transfer or other disposal permitted pursuant to Clause 18.5 (Disposals);

(ii)	any Permitted Reorganisation; or

(iii)	any amalgamation, merger or corporate reconstruction on a solvent basis (a) between an Obligor and other members of the Group where such Obligor is the surviving entity, (b) between members of the Group which are not Obligors (so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group) or (c) between Obligors, provided that in the case of any amalgamation, merger or corporate reorganisation involving the Company, the Company shall be the surviving entity,

(each of the actions pursuant to paragraphs (i) to (ii) above, a “Permitted Merger”).

18.7	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for those creditors whose claims are mandatorily preferred by laws of general application to companies.

18.8	Acquisitions

(A)	No Obligor shall:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(B)	Paragraph (A) above does not apply to:

(i)	the investment in a joint venture established in a Permitted Jurisdiction, provided that the aggregate consideration does not exceed at any time in aggregate EUR 10,000,000 (or its equivalent in other currencies);

(ii)	the increase of any shareholdings or ownership interests in any joint venture existing as of the Closing Date;

(iii)	an acquisition by a member of the Group of minority interests in a member of the Group held by a person which is not a member of the Group;

(iv)	the acquisition of the issued share capital of a limited liability company or the partnership interests in a limited partnership which has not traded and has no material liabilities or obligations prior to the date of such acquisition;

(v)	the acquisition of shares or ownership interests in or the establishment of companies (in each case in a Permitted Jurisdiction) by a member of the Group, provided that the total consideration paid (including Financial Indebtedness of the target assumed or repaid and deferred consideration) (the “Total Consideration”) in the aggregate for all acquisitions over the lifetime of the Facility does not exceed at any time EUR 25,000,000, subject to the following conditions:

(a)	on the date of the signing of the relevant acquisition agreement, the relevant target does not have any material contingent liabilities or off-balance sheet liabilities, unless adequately covered by indemnities or insurance, reflected in the purchase price or adequate reserves are maintained by the relevant target;

(b)	the principal business of the target entity or business is substantially the same as, or substantially similar, complementary or related to, that carried on by an existing member of the Group;

(c)	the acquired business has positive EBITDA (determined on the same basis as Consolidated Adjusted EBITDA); and

(d)	no Event of Default is continuing or, by reference to the circumstances then existing, would occur as a result of the acquisition;

(vi)	any acquisition or investment to which any member of the Group is contractually committed as at the Closing Date; or

(vii)	an acquisition pursuant to a Permitted Reorganisation,

(each of the acquisitions pursuant to paragraphs (i) to (vi) above, a “Permitted Acquisition”).

18.9	Anti-Corruption and Anti-Money Laundering Laws and Sanctions

(A)	The Company will not request any Utilisation, and the Company shall not (directly or indirectly) use, and the Company shall procure that its Subsidiaries shall not (directly or indirectly) use, the proceeds of any Utilisation or lend, contribute or otherwise make available such proceeds of any Utilisation to any other person:

(i)	in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption and Anti-Money Laundering Laws applicable to it;

(ii)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in or involving any Sanctioned Country; or

(iii)	in any manner that would result in the violation of any Sanctions:

(a)	that is prohibited by Sanctions:

(1)	applicable to any Party or any of its Affiliates; or

(2)	under the law governing, any Finance Document; or

(b)	that would result in a violation of Sanctions by any Party or any of its Affiliates.

(B)	Each Obligor shall (and the Company shall procure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable Anti-Corruption and Anti-Money Laundering Laws; and

(ii)	maintain in effect policies and procedures designed to ensure compliance with such laws.

18.10	Loans or credit

(A)	No Obligor shall be a creditor in respect of any Financial Indebtedness to any person not being a member of the Group.

(B)	Paragraph (A) above does not apply to:

(i)	any advance payment or deferred consideration granted in the ordinary course of business;

(ii)	any loan or credit existing on the Closing Date and any replacement thereof with the same (or lower) principal amount guaranteed; or

(iii)	any loan or credit which is a Permitted Transaction.

18.11	Guarantees

(A)	No Obligor shall incur or allow to remain outstanding any guarantee in respect of any Financial Indebtedness of any person not being a member of the Group.

(B)	Paragraph (A) does not apply to:

(i)	any guarantees existing on the Closing Date and any replacement thereof with the same (or lower) principal amount guaranteed;

(ii)	any guarantees granted in respect of the MYT Credit Facility on or following a Qualifying MYT Group Refinancing; or

(iii)	any guarantee which is a Permitted Transaction.

18.12	Change of business

The Company shall procure that no material change is made to the general nature of the business of the Company or the Group (taken as a whole) from that carried on at the date of this Agreement.

18.13	Guarantor coverage

(A)	As soon as possible but in any event within 60 days following delivery of the Annual Financial Statements (commencing with the first set of Annual Financial Statements delivered on or after the first anniversary of the Closing Date), each Group Material Subsidiary shall accede as an Additional Guarantor.

(B)	On and following the occurrence of a Qualifying MYT Group Refinancing only, the Ultimate Parent and each Subsidiary of the Ultimate Parent which at any time guarantees or otherwise becomes liable at any time, whether as a borrower, an additional co-borrower, a guarantor or otherwise, for or in respect of any Financial Indebtedness under any MYT Credit Facility shall accede as an Additional Guarantor concurrently therewith and to grant Security or Quasi-Security, as applicable, in favour of the Lender in scope and substance which is equivalent (on a subordinated basis to the extent required by such creditors to be subordinated) to any Security or Quasi-Security, as applicable, granted in favour of (or for the benefit of) any creditors under such MYT Credit Facility (or, in the case of the Ultimate Parent and each Subsidiary of the Ultimate Parent which, as at the date on which any Qualifying MYT Group Refinancing becomes effective, guarantees or is liable under the MYT Credit Facility immediately upon such Qualifying MYT Group Refinancing becoming effective).

18.14	Separateness

(A)	This Clause 18.14 shall cease to apply upon the occurrence of a Qualifying MYT Group Refinancing.

(B)	The Group and the MYT Group (excluding, for this purpose, the Group) shall operate together, however, each Obligor shall at all times ensure that the Group and the MYT Group (excluding, for this purpose, the Group) shall act independently and separately in respect of the following matters:

(i)	keeping separate books, financial statements, accounts and records as between the Group and the MYT Group (excluding, for this purpose, the Group) (provided that this shall not prevent any member of the Group from being consolidated within the MYT Group for the purposes of reporting);

(ii)	not being party to or using in any way any cash pooling (or similar arrangements) used by any member of the MYT Group which is not a member of the Group (and vice versa);

(iii)	not commingling any assets of any member of the Group, on the one hand, with any assets of any member of the MYT Group which is not a member of the Group, on the other, (save for ordinary course transactions on arm’s length terms to the extent permitted accordance with Clause 18.15 (Arm’s length basis));

(iv)	not permitting any intercompany balances to arise or be maintained between any member of the Group, on the one hand, and any member of the MYT Group which is not a member of the Group, on the other, (save for ordinary course transactions on arm’s length terms in accordance with Clause 18.15 (Arm’s length basis));

(v)	not permitting the transfer (including by way of sale, lease, license or other disposition) of any asset between any member of the Group, on the one hand, and any member of the MYT Group which is not a member of the Group, on the other, (in each case, whether in a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary) (save for ordinary course transactions on arm’s length terms to the extent permitted in accordance with Clause 18.15 (Arm’s length basis));

(vi)	not permitting any member of the Group to have any obligations or liabilities in respect of any MYT Group-wide retirement benefit or occupational pension scheme (or equivalent);

(vii)	maintaining separate bank accounts as between the Group and the MYT Group (excluding, for this purpose, the Group); and

(viii)	ensuring that all liabilities of any member of the Group are paid only out of Group funds and that all liabilities of any member of the MYT Group (excluding, for this purpose, the Group) are paid only out of MYT Group funds (excluding, for this purpose, the Group).

(C)	The limitations set out in paragraph (B) above shall not apply to any (internal or external) costs incurred on arm’s length basis by any member of the MYT Group (excluding, for this purpose, the Group) in connection with any restructuring, corporate or organisational measures relating to the Group (arising from legal, financing, technology, logistics, commercial, personnel, management, marketing, merchandising, operational or other services critical to the business), provided that such costs are for the predominant benefit of the Group and any liabilities relating thereto are subordinated to the liabilities owed by the Obligors to the Lender.

18.15	Arm’s length basis

(A)	This Clause 18.15 shall cease to apply upon the occurrence of a Qualifying MYT Group Refinancing.

(B)	No Obligor shall enter into any transaction with any member of the MYT Group or any Affiliate of any member of the MYT Group (in each case, other than a member of the Group) except on arm’s length terms and, if the relevant asset is subject to Transaction Security, for full market value.

18.16	Dividends and share redemption

(A)	Prior to a Qualifying MYT Group Refinancing, except as permitted under paragraph (B) below, the following actions shall not be taken by the Parent:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(B)	Paragraph (A) above does not apply to a Permitted Distribution and to any (internal or external) costs incurred on arm’s length basis by any member of the MYT Group (excluding, for this purpose, the Group) in connection with any restructuring, corporate or organisational measures relating to the Group (arising from legal, financing, technology, logistics, commercial, personnel, management, marketing, merchandising, operational or other services critical to the business), provided that such costs are for the predominant benefit of the Group and any liabilities relating thereto are subordinated to the liabilities owed by the Obligors to the Lender.

18.17	People with Significant Control regime

Each Obligor shall:

(A)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(B)	promptly provide the Lender with a copy of that notice.

18.18	Value transfer

(A)	This Clause 18.18 shall cease to apply upon the occurrence of a Qualifying MYT Group Refinancing.

(B)	In the event that Group Net Cash at any time is less than:

(i)	during the first twelve-month period commencing on the Closing Date (the last day of such period being the “Period 1 End Date”), EUR 200,000,000;

(ii)	during the twelve-month period commencing on first day following the Period 1 End Date, EUR 100,000,000; or

(iii)	thereafter, EUR 20,000,000,

the following escalation procedure shall be applied by the Company and the Lender in order:

(a)	the Company and the Lender shall enter into discussions in good faith, for a period of not more than 30 days (or such longer period as the Company and the Lender may agree), to agree a proposal for the resolution of the relevant shortfall, to the satisfaction of the Company and the Lender, in each case, acting commercially reasonably; and

(b)	(if no agreement is reached between the Company and the Lender within such period):

(1)	the Lender shall not be obliged to fund a Utilisation; and

(2)	if the Lender so requires and notifies the Company within 90 days of the end of such period (the “Cancellation Notice”) cancel the Commitment and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become due and payable on the date falling three Business Days after the date of the Cancellation Notice.

18.19	Conditions Subsequent

As soon as possible following the Closing Date and, in any event, no later than 30 Business Days following the Closing Date, the Lender shall receive all of the documents and other evidence listed in Schedule 3 (Conditions Subsequent) and in form and substance satisfactory to the Lender.

19.	Events of Default

Each of the events or circumstances set out in this Clause 19 is an Event of Default (save for Clause 19.15 (Acceleration) and 19.16 (Clean-up Period)).

19.1	Non-payment

Any member of the Group which is party to a Finance Document does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless failure to pay is caused by an administrative or technical error or Disruption Event and payment is made within three Business Days of its due date.

19.2	Financial covenants and other obligations

Any Financial Covenant which is incorporated into this Agreement following a Qualifying MYT Group Refinancing or the provisions of Clause 18.19 (Conditions Subsequent) is not satisfied.

19.3	Other obligations

(A)	Any member of the Group which is party to a Finance Document does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment) or Clause 19.2 (Financial covenants).

(B)	No Event of Default under paragraph (A) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Lender giving notice to the Company and (ii) the Company becoming aware of the failure to comply.

19.4	Misrepresentation

(A)	Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(B)	No Event of Default under paragraph (A) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 (fifteen) Business Days of the earlier of (i) the Lender giving notice to the Company and (ii) the Company becoming aware of such misrepresentation.

19.5	Cross default/acceleration

(A)	Any Financial Indebtedness (other than under this Agreement) of any member of the Ultimate Parent or any member of the Group, or (on and following a Qualifying MYT Group Refinancing only) any member of the MYT Group, is not paid when due nor within any originally applicable grace period.

(B)	Any Financial Indebtedness (other than under this Agreement) of any member of the Ultimate Parent or any member of the Group, or (on and following a Qualifying MYT Group Refinancing only) any member of the MYT Group, is declared to be or otherwise becomes due and payable prior to its specified maturity is cancelled or suspended by a creditor of the Ultimate Parent, any member of the Group or any member of the MYT Group (as applicable), in each case as a result of an event of default (however described).

(C)	Any creditor of any member of the Ultimate Parent or any member of the Group, or (on and following a Qualifying Group Refinancing only) any member of the MYT Group becomes entitled to declare any Financial Indebtedness of the Ultimate Parent, any member of the Group or any member of the MYT Group (as applicable) due and payable prior to its specified maturity as a result of an event of default (however described).

(D)	No Event of Default will occur under this Clause 19.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (A) to (C) above is in aggregate equal to less than EUR 20,000,000 (or its equivalent in other currencies).

19.6	Insolvency

(A)	An Obligor, any Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) any Material Subsidiary:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(B)	An Obligor, a Group Material Subsidiary (on and following the occurrence of a Qualifying MYT Group Refinancing only) a Material Subsidiary incorporated or established in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung) or is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) or, with respect to any Obligor, any Group Material Subsidiary (on and following the occurrence of a Qualifying MYT Group Refinancing only) any Material Subsidiary, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities).

(C)	A moratorium is declared in respect of any indebtedness of any Obligor, any Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) any Material Subsidiary.

19.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, any Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) any Material Subsidiary other than a solvent liquidation or reorganisation (including, without limitation, a Permitted Reorganisation);

(B)	a composition, compromise, assignment or arrangement with any creditor of an Obligor, a Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) a Material Subsidiary;

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation or a Permitted Reorganisation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, any Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) any Material Subsidiary;

(D)	enforcement of any Security over any assets of any member of the Group or (on and following the occurrence of a Qualifying MYT Group Refinancing only) any member of the MYT Group; or

(E)	any analogous procedure or step is taken in any jurisdiction.

This Clause 19.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

19.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor, a Group Material Subsidiary, the Ultimate Parent or (on and following the occurrence of a Qualifying MYT Group Refinancing only) a Material Subsidiary having an aggregate value in excess of EUR 10,000,000 and is not discharged within 20 Business Days.

19.9	Ownership of the Obligors

(A)	Prior to a Qualifying MYT Group Refinancing, an Obligor ceases to be a (direct or indirect) Subsidiary of the Parent, except as a result of a Permitted Disposal, a Permitted Reorganisation or a Permitted Merger.

(B)	On or following a Qualifying MYT Group Refinancing, an Obligor (other than the Ultimate Parent) is not or ceases to be a (direct or indirect) Subsidiary of the Ultimate Parent, except as a result of a Permitted Disposal, a Permitted Reorganisation or a Permitted Merger.

19.10	Unlawfulness

It is or becomes unlawful for any member of the Group which is party to a Finance Document to perform any of its obligations under the Finance Documents, to the extent it is materially adverse to the interests of the Lenders, or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective, provided that if the circumstances giving rise to such invalidity or unlawfulness or cessation are capable of remedy, no default will occur if remedied within 15 Business Days of the earlier of the Lender giving notice to the Company and the Company becoming aware of such invalidity or unlawfulness.

19.11	Repudiation and rescission of agreements

Any member of the Group which is party to a Finance Document rescinds or purports to rescind or repudiates a Finance Document or any Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

19.12	Cessation of business

Any of the Ultimate Parent, the Parent, the Company, the Group (taken as a whole) or the MYT Group (taken as a whole) suspends or ceases to carry on all or a material part of its business.

19.13	Audit qualification

The auditors of the Group or the MYT Group, as applicable, qualify the audited annual consolidated financial statements of the Parent, mytheresa.com GmbH or the Ultimate Parent.

19.14	Material adverse change

Any event or series of events occurs that would have a Material Adverse Effect.

19.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may:

(A)	by notice to the Company:

(i)	cancel each Available Commitment whereupon the Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable, and/or

(B)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

19.16	Clean-up Period

Notwithstanding any other provision of any Finance Document:

(A)	any breach of the representations and warranties under Clause 16 (Representations) or the undertakings specified in Clause 18 (General Undertakings); or

(B)	any Event of Default referred to in Clause 19 (Events of Default) other than an Event of Default referred to in Clause 19.1 (Non-payment), Clause 19.6 (Insolvency), Clause 19.7 (Insolvency proceedings), Clause 19.8 (Creditors’ process), Clause 19.10 (Unlawfulness), 19.11 (Repudiation and rescission of agreements) or Clause 19.12 (Cessation of business), which occurs before the relevant Clean-Up Date will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the target group of a Permitted Acquisition (or any obligation to procure or ensure in relation to a member of the target group of such Permitted Acquisition);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by any member of the Group; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the relevant Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Lender).

SECTION 9
CHANGES TO PARTIES

20.	Changes to the Lenders

20.1	Assignments and assignment and transfers by the Lender

Subject to this Clause 20, the Lender (the “Existing Lender”) may:

(A)	assign all (but not part) of its rights; or

(B)	transfer by novation all (but not part) of its rights and obligations,

under any Finance Document to a bank or financial institution authorised by a financial services regulator within the European Union, United Kingdom or US, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and, except for any transfer or assignment referred to in paragraph (A) of Clause 20.2 (Conditions of assignment or transfer), holding a minimum rating of at least BBB- or Baa3 by Standard & Poor’s Rating Services or any equivalent rating by Fitch Ratings Ltd or Moody’s Investors Service Limited (as applicable) (the “New Lender”).

20.2	Conditions of assignment or transfer

In this Clause:

“Loan-to-Own Investor” means any person who as the primary purpose of its business (or a material activity thereof) engages in investment strategies that include the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly) and/or investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly) provided that this shall not include (i) the Original Lender or an Affiliate of the Original Lender or (ii) any person or entity (or any of its Affiliates) which is a financial institution authorised by a financial services regulator within the European Union, United Kingdom or US whose principal business is arranging, underwriting and investing in debt.

(A)	Subject to paragraph (C) below, the consent of the Company is required for an assignment or transfer by the Existing Lender, unless the assignment transfer is made at a time when an Acceleration Event has occurred and is continuing.

(B)	Subject to paragraph (C) below, the consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(C)	No assignment or transfer may be made to (i) any Loan-to-Own Investor and (ii) any Competitor without the prior consent of the Company at any time (such consent can be given or withheld by the Company in its sole discretion) provided that with respect to an assignment or transfer to any Loan-to-Own Investor or any Competitor no prior consent of the Company shall be required if such assignment or transfer is made at a time where a Specified Event of Default is continuing.

(D)	Notwithstanding any other provision in the Finance Documents, the Lender shall not (and none of its Affiliates shall) be restricted from entering into, nor required to disclose the identity of any counterparties to (or be required to give the Company prior notice of) and the Company hereby consents to:

(i)	any credit default, or total return swap or derivative (whether disclosed, undisclosed, risk or funded) or credit risk insurance (including obtained under an insurance contracts) (each a “Derivative Arrangement”); or

(ii)	any other sub-participation which does not transfer voting rights (each a “Non-Voting Sub-Participation”), which the Lender enters into in relation to the Facility,

provided that in each case, it retains exclusive control over all rights and obligations in relation to the participations and commitments that are the subject of the applicable Derivative Arrangement or Non-Voting Sub-Participation (where applicable), including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(E)	For the purposes of article 1407, paragraph 1, of the Italian Civil Code, each of the Parties provides its consent to the transfer (cessione), in whole or in part, by any Existing Lender of its contractual position (i.e. its rights and obligations) under this Agreement and the other Finance Documents (including as a secured creditor (creditore garantito) under the Transaction Security Documents governed by Italian law) in favour of any New Lender in accordance with the provisions of this Clause 20.2 and agrees that upon transfer, in accordance with a transfer certificate and this Clause 20.2, the guarantees and security interests created under the Finance Documents shall be preserved, without novation (novazione), for the benefit of any New Lender. Each Obligor acknowledges and agrees that the notice to be sent by the Agent to it or the Company pursuant to this Clause 20.2 shall constitute an adequate notice of the transfer for the purposes of article 1407, paragraph 1, of the Italian Civil Code.

20.3	Other conditions of assignment or transfer

If:

(A)	the Lender assigns or transfers its rights or obligations under the Finance Documents; and

(B)	as a result of circumstances existing at the date of the assignment or transfer, an Obligor would be obliged to make a payment under Clause 11 (Tax Gross-Up and Indemnities) or Clause 14 (Mitigation by the Lender),

then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred. This Clause shall not apply in relation to Clause 11.2 (Tax gross-up), to a Treaty Lender that has complied with its obligations pursuant to paragraph (G) of Clause 11.2 (Tax gross-up).

20.4	Security over Lender’s rights

(A)	In addition to the other rights provided to the Lender under this Clause 20, the Lender may without consulting with or obtaining consent from any Obligor at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(i)	any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)	any assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such assignment, charge, pledge or Security shall:

(a)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(B)	The limitations on assignments or transfers by the Lender set out in any Finance Document and the provisions set out in Clause 28 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph (A)(i) above.

(C)	The limitations and provisions referred to in paragraph (B) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (A)(i) above.

(D)	The Lender may disclose such Confidential Information (i) to potential sub-participants or transferees of economic risk and/or (ii) as the Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (A)(i) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

20.5	Sub-participations

(A)	The Lender may enter into any sub-participation agreement in respect of any of its Commitment with any bank, financial institution, trust, fund, credit insurer (or credit re-insurer) which provides a Lender with insurance or credit protection in relation to the Facility or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, provided Clause 20.2 (Conditions of assignment or transfer) shall apply mutatis mutandis to any sub-participation agreement where voting rights pass or may pass (other than with respect to credit derivatives in an enforcement scenario) to the sub-participant as a result of such sub-participation.

(B)	The Company may require the Lender to provide the identity of any sub-participant and, subject to any confidentiality restrictions binding on the Lender, any other information in reasonable detail regarding any sub-participant at any time upon reasonable request, provided that the Lender shall not be required to disclose the identity of a sub-participant (i) if the Lender retains exclusive control over all rights and obligations in relation to the commitments the subject of the relevant participation, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations) or (ii) if such transaction relates to procuring insurance or credit protection of the Lender in relation to the Facility.

SECTION 11
ADMINISTRATION

21.	Payment Mechanics

21.1	Payments to the Lender

(A)	On each date on which an Obligor is required to make a payment under a Finance Document that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(B)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) and with such bank as the Lender specifies.

21.2	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

21.3	Business Days

(A)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(B)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

21.4	Currency of account

(A)	Subject to paragraphs (B) to (E) below, EUR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(B)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(C)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(D)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(E)	Any amount expressed to be payable in a currency other than EUR shall be paid in that other currency.

21.5	Change of currency

(A)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(B)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

21.6	Disruption to payment systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Company that a Disruption Event has occurred:

(A)	the Lender may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(B)	the Lender shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (A) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(C)	any such changes agreed upon by the Lender and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents.

22.	Set-Off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.	Notices

23.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by post or email.

23.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

23.3	Delivery

(A)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (or made available) in readable format, in particular if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Addresses), if addressed to that department or officer.

(B)	Any communication or document made or delivered to the Company in accordance with this Clause 23.3 is for its own account and for the account of the relevant Obligor in its capacity as Obligors’ Agent (and, in the case of an Italian Guarantor, as its agent with representative power (mandatario con rappresentanza) for the purposes of Italian law) pursuant to Clause 2.2 (Obligors’ Agent).

(C)	Any communication or document which becomes effective, in accordance with paragraphs (A) to (B) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

23.4	English language

(A)	Any notice given under or in connection with any Finance Document must be in English.

(B)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

24.	Calculations and Certificates

24.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Day count convention

Any interest accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

25.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender , any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

27.	Amendments and Waivers

27.1	Amendments and waivers – general

Subject to Clause 27.2 (Exception: Qualifying MYT Group Refinancing), any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Company and any such amendment or waiver will be binding on all Parties.

27.2	Exception: Qualifying MYT Group Refinancing

(A)	Subject to paragraphs (B) and (C) below, upon the occurrence of a Qualifying MYT Group Refinancing for so long as such Qualifying MYT Group Refinancing continues to be in effect:

(i)	each of the general undertakings (howsoever described) contained in the MYT Credit Facility at that time shall (together with any definitions in relation thereto) be deemed automatically incorporated by reference into (and in place of the existing content of) Clause 18 (General Undertakings), mutatis mutandis, as if set forth fully herein; and

(ii)	any Financial Covenant(s) contained in the MYT Credit Facility shall (together with any definitions and testing provisions in relation thereto) be deemed automatically incorporated by reference into Clause 18 (General Undertakings), mutatis mutandis, as if set forth fully herein (in addition to those terms incorporated pursuant to sub-paragraph (i) above), in each case, without any further action required on the part of any person, effective the date on which such Qualifying MYT Group Refinancing takes effect (with corresponding updates to cross-references in this Agreement).

(B)	The following exceptions shall apply in respect of any deemed incorporation of terms pursuant to paragraph (A) above in connection with any Qualifying MYT Group Refinancing:

(i)	the definition in this Agreement of Material Adverse Effect shall not be replaced and shall remain in effect as set out in this Agreement (and the equivalent definition contained in the MYT Credit Facility shall not be incorporated) save that references therein to the “Group” shall be deemed modified so as to refer to the “MYT Group”;

(ii)	Clause 18.9 (Anti-Corruption and Anti-Money Laundering Laws and Sanctions) shall not be replaced and shall remain in effect as set out in this Agreement (and any equivalent undertaking(s) contained in the MYT Credit Facility shall not be incorporated), save that references therein to “the Company” shall be deemed modified so as to refer to “the Ultimate Parent” and references therein to “the Group” (or “Subsidiaries”) shall be deemed modified so as to refer to “the MYT Group” (or “Subsidiaries of the Ultimate Parent”);

(iii)	the clause of the MYT Credit Facility which is incorporated into this Agreement and which is equivalent to, and therefore replaces, Clause 18.12 (Change of business) shall be deemed to refer to the business of each of the Company, the Group (taken as a whole) and the MYT Group (taken as a whole); and

(iv)	the guarantor coverage undertaking contained in the MYT Credit Facility shall not be incorporated into this Agreement;

(v)	paragraph (B) of Clause 18.13 (Guarantor coverage) shall remain in effect as set out in this Agreement (although paragraph (A) of that Clause shall be deemed deleted); and

(vi)	if a Default or Event of Default is continuing when the Qualifying MYT Group Refinancing becomes effective, the Lender (in its sole discretion) may elect by notice to the Company that the application of paragraph (A) above shall be suspended and of no effect until such Default or Event of Default ceases to be continuing.

(C)	If the Lender (acting reasonably) considers that the incorporation of any specific provision (or aspect of a provision) would be adverse to the interests of the Lender (taking into account the credit support received by the Lender in connection with such Qualifying MYT Group Refinancing, and other than solely as a result of any existing guarantee and/or Transaction Security granted in favour of the Lender being required to become second-ranking, if applicable), such provision (or aspect) shall not be deemed incorporated into this Agreement pursuant to this Clause 27.2 until such time as it is agreed in writing between the Lender and the Company that such provision (or aspect) should be incorporated (in each case, acting in good faith, and acknowledging that it is the intention of the Parties that the Agreement general undertakings should, subject to exceptional circumstances, substantively align with the relevant MYT Credit Facility general undertakings following a Qualifying MYT Group Refinancing).

(D)	Subject to paragraph (E) below, following a Qualifying MYT Group Refinancing:

(i)	the liabilities owed by any member of the Group to the Lender under the Finance Documents shall be subordinated to the liabilities owed by such member of the Group to any creditors under the MYT Credit Facility to the extent required by such creditors (the “Subordination”);

(ii)	the Lender agrees to enter into an agreement on commercially reasonable terms, to the extent required, to effect the Subordination; and

(iii)	the Transaction Security shall be modified, to the extent required, to mirror the security granted in favour of (or for the benefit of) any creditors under the MYT Credit Facility (on a second ranking basis) or, only if the Transaction Security is unable to be modified under the applicable governing law, released provided that the liabilities owed under this Agreement will be secured by the transaction security established in connection with the Qualifying MYT Group Refinancing on a junior ranking basis.

(E)	The Parties agree to cooperate in good faith to avoid (or reduce the likelihood of), to the extent reasonably practicable, the restarting of hardening periods in connection with any modifications to the Transaction Security upon a Qualifying MYT Group Refinancing.

(F)	The Obligors shall enter into any additional agreement or amendment to the Finance Documents reasonably requested by the Lender in order to evidence any of the modifications effected pursuant to this Clause 27.2.

(G)	Any term incorporated into this Agreement pursuant to this Clause 27.2 shall be deemed automatically amended herein to reflect any subsequent amendments or modifications which become effective in relation to the equivalent provision corresponding to that term under the MYT Credit Facility, provided that if an Event of Default under that term is continuing at the time that such amendment or deletion (as applicable) would otherwise become effective pursuant to this paragraph (G) (including, without limitation, as a result of a breach of any incorporated term), and such amendment or modification would make such term less restrictive or more favourable to any Obligor, such term shall not be deemed to be amended under or deleted from this Agreement until such Event of Default ceases to be continuing.

(H)	Following a Qualifying MYT Group Refinancing, the provisions of this Clause 27.2 shall apply in respect of each MYT Group Refinancing occurring thereafter (whether or not such MYT Group Refinancing is a Qualifying MYT Group Refinancing).

28.	Confidential Information

28.1	Confidentiality

(A)	The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 20.4 (Security over Lender’s rights) and Clause 28.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(B)	For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality.

28.2	Disclosure of Confidential Information

The Lender may disclose:

(A)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (B)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (B)(i) or (B)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit the Lender charges, assigns, pledges or otherwise creates Security (or may do so) pursuant to Clause 20.4 (Security over Lender’s rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(a)	in relation to paragraphs (B)(i) to (B)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(b)	in relation to paragraph (B)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(c)	in relation to paragraphs (B)(v), (B)(vi) and (B)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

(C)	to any person appointed by the Lender or by a person to whom paragraph (B)(i) or (B)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (C) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the Lender; and

(D)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

28.3	Entire agreement

This Clause 28, together with the Share Purchase Agreement, constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

28.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

28.5	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Company:

(A)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (B)(i) of Clause 28.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 28.

28.6	Continuing obligations

The obligations in this Clause 28 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(A)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and

(B)	the date on which the Lender otherwise ceases to be the Lender.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

29.	Governing Law

(A)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(B)	If a Dutch Obligor is represented by an attorney in connection with the signing and/or execution of this Agreement or any other deed, agreement or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other Parties that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of their authority shall be governed by the laws of the Netherlands.

30.	Enforcement

30.1	Jurisdiction of English courts

(A)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

(B)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(C)	Notwithstanding paragraph (A) and (B) above, the Lender may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

30.2	Service of process

(A)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints the Company (the “Process Agent”) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Company, by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(B)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Lender may appoint another agent for this purpose.

30.3	Negotiated agreement – Italian Transparency Provisions

For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as subsequently amended and implemented from time to time, and in the “Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti” issued by the Bank of Italy on 29 July 2009 and as amended from time to time, lastly on 30 June 2021, and published on the Official Gazzette (Gazzetta Ufficiale) on 9 July 2021 (the “Transparency Rules”), each Party hereby acknowledges and confirms that:

(A)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of the Agreement; and

(B)	this Agreement, and all of its terms and conditions, have been specifically negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements “che costituiscono oggetto di trattativa individuale” between the Parties and are exempted from the application of Section II of the Transparency Rules.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any) Original Jurisdiction

Company	03820604, England and Wales

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction

Company	03820604, England and Wales

YNAP Corporation	161004000446, Delaware (USA)

YOOX Asia Limited	58289351, Hong Kong

YNAP Middle East Holding Limited	10575180, England and Wales

Schedule 2
Conditions Precedent to Initial Utilisation

[***]

Schedule 3
Conditions Subsequent

[***]

Schedule 4
Form of Utilisation Request

[***]

Schedule 5
Form of Compliance Certificate

[***]

Schedule 6
Timetables

Loans in euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-5
10.00 a.m.

EURIBOR is fixed	Quotation Day 11:00 a.m. (Zurich time)

SIGNATURES

The Lender

RICHEMONT INTERNATIONAL HOLDING S.A.

/s/ Philip Jürgen Sasse		/s/ Paola Urquizo
Name:	Philip Jürgen Sasse	Name:	Paola Urquizo
Title:	Director	Title:	Director

Notice Details

Address: Chemin de la Chênaie 50, 1293 Bellevue; Switzerland

E-mail address: [***]

Attention: Group CFO, Chief Legal Counsel and Group Mergers & Acquisitions Director

The Company

THE NET-A-PORTER GROUP LIMITED

/s/ Alison Loehnis
Name:	Alison Loehnis
Title:	Director

Address: 1 The Village Offices, Ariel Way, London, W12 7GF

Email: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

Original Guarantor

YNAP CORPORATION

/s/ Jeffrey Trosch
Name:	Jeffrey Trosch
Title:	Director

Address: 111 West 33 Street, New York, 10120, United States

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

Original Guarantor

YOOX ASIA LIMITED

/s/ Paolo Mascio
Name:	Paolo Mascio
Title:	Director

Address: 6th Floor, Jardine House,1 Connaught Place, Central, Hong Kong

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP

Original Guarantor

YNAP MIDDLE EAST HOLDING LIMITED

/s/ Paolo Mascio
Name:	Paolo Mascio
Title:	Director

Address: 1 The Village Offices, Ariel Way, London, W12 7GF, United Kingdom

Email address: [***]

Attention: Chairman of the Board of Directors, YNAP; Head of Legal, YNAP